UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

COMPASS DIVERSIFIED HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED

HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sixty One Wilton Road

Second Floor

Westport, CT 06880

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2014 (the “Closing Date”) Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (NYSE: CODI) (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”), obtained a $725 million credit facility (the “Credit Facility”) led by Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Agent”) for a group of lenders (collectively, the “Lenders”). The Credit Facility provides for (i) revolving loans, swing line loans and letters of credit (the “Revolving Line of Credit”) up to a maximum aggregate amount of $400 million (the “Revolving Loan Commitment”), and (ii) a $325 million term loan (the “Term Loan”). The term loans were issued at an original issuance discount of 99.5%. The Credit Facility was established under a Credit Agreement entered into among the Company, the Agent and the Lenders dated June 6, 2014 (the “Credit Agreement”). The Term Loan requires quarterly payments of $812,500 commencing September 30, 2014 with a final payment of all remaining principal and interest due on June 6, 2021, which is the Term Loan maturity date. All amounts outstanding under the Revolving Line of Credit will become due on June 6, 2019, which is the maturity date of loans advanced under the Revolving Line of Credit and the termination date of the Revolving Loan Commitment. The Credit Facility also permits the Company, prior to the applicable maturity date, to increase the Revolving Loan Commitment and/or obtain additional term loans in an aggregate amount of up to $200 million (the “Incremental Loans”), subject to certain restrictions and conditions. The Term Loan was advanced in full on the Closing Date and the proceeds thereof used in part to refinance certain indebtedness of the Company pursuant to its credit agreement, originally dated as of October 27, 2011, from a group of lenders led by Toronto Dominion (Texas) LLC (“TD”), as agent for all the lenders party thereto (the “Prior Financing Agreement”) and to pay fees, original issue discount and expenses incurred in connection with the Credit Agreement. Advances under the Revolving Line of Credit, and made pursuant to any Incremental Loans, will be used to finance working capital, capital expenditures and other general corporate purposes of the Company (including to fund acquisitions of additional businesses, permitted distributions and loans by the Company to its subsidiaries) and, in the case of Incremental Loans that are term loans, to repay amounts outstanding under the Revolving Line of Credit.

The Company may borrow, prepay and reborrow principal under the Revolving Line of Credit from time to time during its term. Advances under the Revolving Line of Credit can be either Eurodollar rate loans or base rate loans. Eurodollar rate revolving loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the London Interbank Offered Rate approved by the Agent (the “Eurodollar Rate”) for such interest period plus a margin ranging from 2.00% to 2.75%, based on the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Consolidated Leverage Ratio”). Base rate revolving loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”, and (iii) Eurodollar Rate plus 1.00% (the “Base Rate”); plus a margin ranging from 1.00% to 1.75%, based on its Consolidated Leverage Ratio.

Advances under term loans can be either Eurodollar rate loans or base rate loans. Eurodollar rate term loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurodollar Rate for such interest period plus 3.25%. Base rate term loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus 2.25%. The Eurodollar Rate applicable to both base rate loans and Eurodollar rate loans shall in no event be less than 1.00% at any time. The initial Term Loan was advanced as a Eurodollar rate loan.

The Company will pay to the Agent on a quarterly basis, for the account of each Lender in accordance with its applicable percentage of the Revolving Loan Commitment, a commitment fee equal to the product of (i) a rate ranging from 0.45% to 0.60% per annum, based on its Consolidated Leverage Ratio, times (ii) the actual daily amount by which the Revolving Loan Commitment exceeds the sum of (A) the outstanding amount of revolving loans plus (B) the outstanding amount of letter of credit obligations. The Company will pay to the Agent on a quarterly basis, for the account of each Lender in accordance with its applicable percentage of the Revolving Loan Commitment, a letter of credit fee equal to a rate ranging from 2.00% to 2.75%, based on its Consolidated Leverage Ratio, times the daily amount available to be drawn under such letters of credit (the “Stated Amount”). The Company will also pay to the Agent letter of credit fronting fees equal to 0.125% per annum with respect to each letter of credit issued by the Agent and certain other administrative and agency fees. In addition, upon execution of the Credit Agreement, the Company paid approximately $8.2 million to the Agent and Lenders for administrative and closing fees, original issue discount and expenses (the “Closing Costs”).

The Credit Agreement provides for a sub-facility under the Revolving Line of Credit pursuant to which letters of credit may be issued in an aggregate Stated Amount not to exceed $100 million outstanding at any time. Additionally, the Credit Agreement provides for a sub-facility under the Revolving Line of Credit pursuant to which swing line loans may be advanced in an aggregate principal amount not to exceed $25 million outstanding at any time. At no time, after giving effect to any swing line loan, may (i) the total revolving loans outstanding exceed the Company’s borrowing availability under the Credit Agreement; and (ii) any Lender’s aggregate principal amount of outstanding revolving loans, participation in letter of credit obligations and swing line loans exceed such Lender’s portion of the Revolving Loan Commitment.

The Revolving Line of Credit and the Term Loan are secured by all of the assets of the Company, including all of its equity interests in, and loans to, its subsidiaries, pursuant to a Security and Pledge Agreement dated as of June 6, 2014 between the Company and the Agent for the benefit of the Lenders (the “Security Agreement”).

Upon the occurrence of an event of default under the Credit Agreement, the Revolving Loan Commitment may be terminated, the Term Loan and all outstanding revolving loans and other obligations under the Credit Agreement may become immediately due and payable and any letters of credit then outstanding may be required to be cash collateralized, and the Agent and the Lenders may exercise any rights or remedies available to them under the Credit Agreement, the Security Agreement or any other documents delivered in connection therewith. Any such event may materially impair the Company’s ability to conduct its business.

The Company used approximately $290.0 million of the Term Loan proceeds to pay all amounts outstanding under the Prior Financing Agreement as described in Section 1, Item 1.02 below and to pay the Closing Costs. In addition, approximately $1.2 million of the Revolving Loan Commitment was utilized in connection with the issuance of letters of credit.

The foregoing brief description of the Credit Agreement is not meant to be exhaustive and is qualified in its entirety by the Credit Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 1	Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneously with entering into the Credit Agreement, on June 6, 2014, the Company terminated the Prior Financing Agreement and repaid all outstanding amounts owing thereunder. The Prior Financing Agreement, originally dated as of October 27, 2011, as amended, was a $605 million secured credit facility (including incremental loans and commitments subsequent to October 27, 2011) with TD as agent for the lenders party thereto. The Prior Financing Agreement provided for a $320 million revolving line of credit commitment and a $285 million term loan. The Prior Financing Agreement was secured by all of the assets of the Company, including all of its equity interests in, and loans to, its subsidiaries. As of June 6, 2014, the total amount of principal and accrued interest and fees outstanding under the Prior Financing Agreement was approximately $281.8 million. A copy of the Prior Financing Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 27, 2011.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

Section 8	Other Events

Item 8.01	Other Events.

On June 9, 2014 the Company issued a press release announcing its entry into the Credit Agreement, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement among Compass Group Diversified Holdings LLC, the financial institutions party thereto and Bank of America, N.A., dated as of June 6, 2014.

99.1	Press Release dated June 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2014	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham
Ryan J. Faulkingham Regular Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2014	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham
Ryan J. Faulkingham Chief Financial Officer